EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), is made effective as of April 21, 2010 by and between DLS Argentina Limited - Sucursal Argentina, the Argentine branch of a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands (“Employer” and/or “Company”), and Mr. Carlos F. Etcheverry a resident of Buenos Aires, Argentina (“Employee”).

WITNESSETH

WHEREAS, the Company is a branch under indirect control of Allis-Chalmers Energy Inc. (“Allis-Chalmers”), after the Stock Purchase Agreement, dated August 14, 2006 (the “SPA”) when Allis-Chalmers acquired all the shares of DLS Drilling Logistics and Services Corporation, taking control over it.

WHEREAS, Allis-Chalmers provides several services to the oil and gas industry and in particular the Company provides Drilling and Completion services.

WHEREAS, the Company makes an employment offer to Employee, and Employee accepts it, under an indefinite period employment relationship governed by Labor Contract Law No. 20,744 of September 27, 1974 as amended and complemented (the “LCL”).

WHEREAS, the Employer and Employee desire to enter into this Agreement (i) to describe the terms and conditions of the employment relationship between the Employer and the Employee, and (ii) to provide that Employee will not engage in activities that are detrimental to the Employer upon the termination of said relationship.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree, as follows:

Section 1.             Employment.  Upon the terms and subject to the conditions set forth in this Agreement, the Employee will begin his labor relationship with Employer as of April 21, 2010.  Employee agrees to serve in a management capacity with the Employer and further agrees to perform such duties attendant to such position and/or such other positions and duties as may be prescribed by Employer from time to time.  While employed by Employer, Employee shall devote all his business time and efforts to Company’s business.  The Employee title shall be Senior Vice President of Drilling and Completion of the business of the current Allis-Chalmers Energy Inc.´s companies engaged in these businesses.

Section 2.             Compensation.

(a)           Starting when this Agreement is signed, Employee shall receive an annual gross salary of United States Dollars Four Hundred Thousand (US $ 400,000) (the “Base Compensation”), payable at regular intervals in accordance with Company’s normal payroll practices and the LCL.  Employer may consider and declare increases in the salary it pays and thereby increase his Base Compensation. This Base Compensation is inclusive of any and all items (“conceptos remunerativos”) provided for in the applicable law included but not limited to the 13th salary (“Sueldo Anual Complenetario, SAC”) of the LCL.  Employee acknowledges that the compensation established above is the full remuneration, with the exception of the bonus that may be applicable under (b) below, that he has right to receive from the Employer.

(b)              Discretionary Bonus.  Employee shall be eligible to participate in the Employer’s Cash Incentive Plan for senior executives. The Cash Incentive Plan for 2010 is described on Exhibit A hereto.  The calculation will be similar to that of other senior executive personnel of Allis-Chalmers.  However, due to the discretionary nature of the bonus plan, the EBITDA goals will be changed to reflect the Company’s budgeted EBITDA for each successive year and such bonus plan may be changed in future years at discretion of the Compensation Committee and Board of Directors.

Section 3.            Benefits.  So long as Employee is employed by Employer pursuant to this Agreement, he shall be included as a participant in all employee benefit, retirement, and compensation plans generally available to employees of the Company (subject to the eligibility requirements thereof).  Employee is included in Allis-Chalmers’ Long Term Incentive Plan for executives and will be provided separately a Stock Option Agreement, Restricted Stock Agreement and Performance Award Agreement.

Section 4.            Reimbursement of Expenses.  So long as Employee is employed by the Company pursuant to this Agreement, Employee shall receive reimbursement from the Company for all reasonable business expenses incurred in the course of his employment in conformity with the Company’s policies, upon submission to the Company of written vouchers and statements for reimbursement in a manner which complies with the Company’s policies.

Section 5.            Termination. Employee’s employment with the Company may be terminated or extinguished in accordance with the applicable Argentine labor laws.

(a) Provided the Employee is terminated without cause by the Employer and, provided, further that Employee does not considers himself indirectly terminated in his labor relationship with Employer, then and only then, Employee will be entitled to be paid by the Company an amount equal to his Base Compensation for a period of one year, this is the total of United States Dollars Four Hundred Thousand (US $400,000).  This special termination package is inclusive of any and all items (“conceptos indemnizatorios”) provided for in the applicable law included but not limited to the 13th salary (“Sueldo Anual Complenetario, SAC”), vacations, prior notice (“preaviso”) of the LCL. Provided the above mentioned conditions are met, then said amounts shall be treated, as follows:

(i)	the amounts corresponding to the legal applicable severance under the LCL shall be paid with the final liquidation from Employer to Employee;

(ii)
any balance thereof (this is after deducting the payments under Section 5 (i) above from the US$400,000) will be divided in twelve (12) consecutive monthly installments in and paid for one year starting the month after the end of his employment with the Company as payment of the non compete obligation set forth on Section 6 of this Agreement.

(b)  If Employee is terminated without cause by the Employer and, provided, further that Employee does not considers himself indirectly terminated in his labor relationship with Employer, and provided Employee is not in breach of the non-compete provisions of Section 6 hereto, Employee will be entitled to be paid by the Company an amount equal to his Base Compensation for a period of one additional year following the one year period described in subsection (a) above, this is the total of United States Dollars Four Hundred Thousand (US $400,000).  For purposes of clarity, it is the intention of the parties that if Employee is terminated without cause and does not breach the non-compete provisions of Section 6, Employee will receive a total of United States Dollars Eight Hundred Thousand (US $800,000) paid over a two year period.  This special termination package is inclusive of any and all items (“conceptos indemnizatorios”) provided for in the applicable law included but not limited to the 13th salary (“Sueldo Anual Complenetario, SAC”), vacations, prior notice (“preaviso”) of the LCL.  Provided the above mentioned conditions are met, then said amounts shall be paid in the same manner as the payments set forth in subsection (a) above.

(c)  If Employee breaches his non-competition obligation set forth in Section 6 hereto, then the Employee shall return any of the amounts already paid under subsection (b) above in full to Employer within five (5) business days of the written request by Employer, and at the same time Employer will have the right to stop the payments of any installments remaining under subsection (b).

(d)  Employer shall make any withholdings that may be applicable by law to the amount described above.  Employee acknowledges that in this particular situation the termination package described above is the full amount that he has right to receive from the Employer.  In the event Employee desires to accept employment with a competitor as described in Section 6(b)(ii), then Employee shall notify Employer in writing and within thirty (30) days from such notification Employee shall be released from his non-compete under Section 6(b) and at such time Employer shall be released from any further payments pursuant to Section 5(b) of this Agreement.

Section 6.           Covenants of Confidentiality and Non-Competition.

(a)           Confidential Information.  Unless otherwise required to do so by law, including the order of a court or governmental agency, Employee shall not divulge or furnish any confidential information including, without limitation, customer lists, customer files, customer requirements, any other information regarding customers, price lists, inventory schedules, sales figures, business plans, trade secrets, inventions, formulae, techniques, computer files, software programs, processes, systems, concepts, technological developments, know-how or any other confidential information, acquired by him while employed by the Company, before or after the the date of this Agreement, which is used in the business operations of the Company or otherwise in the possession of Employer (collectively defined as “Confidential Information”) to any person, firm or corporation, or use any such Confidential Information directly or indirectly for Employee’s own benefit or for the benefit of any person, firm or entity other than Employer and the Company, since such Confidential Information are confidential and shall at all times remain the property of the Company.  The limitations of this provision shall not apply to information which is in the public domain, unless such information is available in the public domain due to a disclosure by Employee in violation of this Agreement.

(b)          Non-Competition.  For a period of two (2) years after termination of Employee’s employment with the Employer for any reason, Employee shall not, directly or indirectly, in any capacity:

(i)
invest (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) or engage in any business that is competitive with that of Employer and/or Allis-Chalmers, or

(ii)
accept employment with or render services to a competitor of Employer and/or Allis-Chalmers, in the oil and gas drilling business in Argentina and Brazil, as a director, officer, agent, employee or consultant (with or without compensation).

For purposes of clarification, a company that is primarily engaged in the activities of exploration and production of oil and gas, that does not otherwise compete with the Company or Allis-Chalmers, shall not be considered a company that directly or indirectly competes with the Company or Allis-Chalmers for purposes of this Section 6.

(c)          Return of Confidential Information and Property.  If Employee’s employment by the Company is terminated for any reason, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers’ lists, financial statements, records, drawings, computer files, software, credit reports or other Confidential Information, documents or property of Employer or the Company in the possession or control of Employee, all of which are and will continue to be the sole and exclusive property of Employer or the Company.

(d)          Remedies.  Employee acknowledges that the covenants of this Section 6 are reasonable in scope and duration and reasonably necessary and appropriate to protect the goodwill and other appropriate interests of Employer and/or Allis-Chalmers following Employee’s termination and that any violation of such covenants by Employee would result in irreparable harm to Employer and/or Allis-Chalmers, for which any remedy at law would be inadequate.  In addition to any other remedy to which it may be entitled, Employer and/Allis-Chalmers shall be entitled to equitable relief, including restraining orders and specific performance for any violation of this Section 6.

Section 7.             Addresses for Communications and Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:                   Carlos F. Etcheverry
Azucena Villaflor 669 - Piso 12B
Torres El Faro - Puerto Madero
Capital Federal - Argentina

If to Employer:                   DLS Argentina Limited - Sucursal Argentina
Sarmirnto 663 – Piso 4
(C1041AAM) Buenos Aires – Argentina
Attention: Martin Zoldi
Facsimile: (54-11) 5129-2919

With a copy to:                   Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas  77056
Attention: Theodore F. Pound III
Facsimile: (713) 369-0555

Alliani & Bruzzon
Reconquista 458, Piso 14
Buenos Aires (C1003ABJ) - Argentina
Attention: Pablo J. Alliani
Facsimile: (54-11) 4325-3032

or such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

Section 8.            Governing Law.  The validity, interpretation, and performance of this Agreement shall be governed by the laws of Argentina without regard to any choice of laws provisions contained therein.  Any disputes arising hereunder and all actions to enforce this Agreement must be brought and maintained in a court located in Argentina.

Section 9.            Modification.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same or any prior subsequent time.  No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

Section 10.           Severability and Merger.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.  This is the entire agreement between Employer and Employee concerning the subject matter hereof and all prior agreements with respect to such subject matter, written or oral, are superseded.

Section 11.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

[Next page is a signature page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be dated as of May 17, 2010 and to be effective as of the date first written above.

“Employer”

DLS Argentina Limited

By:	/s/ Victor M. Perez
Victor M. Perez, Vice President

“Employee”

By:
/s/ Carlos Etcheverry
Carlos Etcheverry